FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Wednesday, April 23, 2008	James A. Graner (612) 623-6635

GRACO REPORTS FIRST QUARTER RESULTS
STRONG EUROPEAN GROWTH OFFSETS WEAKNESS IN NORTH AMERICAN CONTRACTOR BUSINESS

MINNEAPOLIS, MN (April 23, 2008) — Graco Inc. (NYSE: GGG) today announced its results for the quarter ended March 28, 2008.

First Quarter Highlights

	Thirteen Weeks Ended		%
$ in thousands except per share amounts	March 28, 2008	March 30, 2007	Change

Net Sales	$204,120	$197,495	3%
Net Earnings	35,566	33,735	5%
Diluted Net Earnings per Common Share	$ 0.57	$ 0.50	14%

•	Sales increases in Europe and Asia offset a decrease in Contractor sales in the Americas.

•	Industrial segment sales in the Americas increased.

•	Sales and earnings growth were favorably affected by currency translation rates.

•	Earnings per share increased at a higher rate than net earnings due to purchases and retirement of Company shares.

•	The Company completed its acquisition of GlasCraft.

Consolidated Results

Translated at consistent exchange rates, sales were flat compared to 2007. Net sales include $1.5 million from GlasCraft operations from the date of acquisition. In the Americas, first quarter net sales decreased 4 percent to $116 million. In Europe, net sales of $59 million were 21 percent higher than last year. Translated at consistent exchange rates, net sales in Europe increased 9 percent. In the Asia Pacific region, net sales of $29 million were 4 percent higher than last year, with half of the increase from favorable currency translation.

Gross profit margin, expressed as a percentage of sales, was 54.8 percent versus 53.1 percent for the same period last year. The increase was due mainly to favorable currency translation rates. The benefits of integrating Lubriquip and consolidating Lubrication Equipment operations in the Company’s Anoka facility are also beginning to be reflected in the gross profit margin percentage.

Operating profit margin, expressed as a percentage of sales, was 25.6 percent for the first quarter versus 26.4 percent last year. Operating expenses in 2008 include approximately $1 million related to the rollout of the new sprayer line in the home center channel, approximately $1 million from GlasCraft operations and a $1 million contribution to the Company’s charitable foundation. The effects of currency translation increased operating expenses by approximately $2 million.

The $1.3 million increase in interest expense resulted from borrowings used to purchase and retire Company shares and for the acquisition of GlasCraft. Graco repurchased approximately 1.7 million shares of its common stock for $60 million in the first quarter.

The Company’s effective tax rate for the first quarter was 30 percent, down from 35 percent for the first quarter last year. The decrease resulted from the completion of the examination of the Company’s income tax returns.

Segment Results

Certain measurements of segment operations compared to the first quarter of last year are summarized below:

	Industrial	Contractor	Lubrication
Net sales percentage change	9%	(5)%	4%
Operating earnings as a percentage of net sales
2008	33%	21%	18%
2007	33%	24%	14%

Net sales in the Industrial segment were up 6 percent in the Americas and 22 percent in Europe. Approximately half of the percentage increase in Europe came from currency translation.

In the Contractor segment, net sales increases in Europe and Asia Pacific were not enough to offset a 16 percent decrease in the Americas, where sales were down in both the paint store and home center channels. Operating earnings in this segment were affected by $2.5 million related to the launch and production of new paint sprayer units in the home center channel.

Most sales, and sales growth, in the Lubrication segment came from the Americas. The improvement in operating profitability is related to the integration and consolidation of Lubrication operations completed in 2007.

Outlook

“We are encouraged by the gains in our Industrial and Lubrication segments in North America and by the continued strength of our international business, including the Asia Pacific region, where orders were 15 percent higher than last year.” said Patrick J. McHale, President and Chief Executive Officer. “Based on continuing weakness in the U.S. housing market, we remain cautious about the outlook for our Contractor business in North America and will manage the business accordingly. We will continue to enhance shareholder value by making long-term investments in our key growth strategies including new product development, expanding distribution, entering new markets and pursuing strategic acquisitions.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2007 (and most recent Form 10-Q, if applicable) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.

Conference Call

A conference call for analysts and institutional investors will be held Thursday, April 24, 2008, at 11:00 a.m. ET to discuss Graco’s first quarter results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on April 24, 2008, by dialing 800.405.2236, Conference ID# 11112172, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3000, with the same passcode. The replay by telephone will be available through April 28, 2008.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings

	First Quarter (13 weeks) Ended
(In thousands, except per share amounts)	March 28, 2008	March 30, 2007
Net Sales	$204,120	$197,495
Cost of products sold	92,267	92,633

Gross Profit	111,853	104,862
Product development	7,940	8,272
Selling, marketing and distribution	33,821	29,263
General and administrative	17,738	15,240

Operating Earnings	52,354	52,087
Interest expense	1,603	258
Other expense (income), net	(115)	(106)

Earnings before Income Taxes	50,866	51,935
Income taxes	15,300	18,200

Net Earnings	$35,566	$33,735

Net Earnings per Common Share
Basic	$0.58	$0.51
Diluted	$0.57	$0.50

Weighted Average Number of Shares
Basic	61,254	66,667
Diluted	61,917	67,715

All figures are subject to audit and adjustment at the end of the fiscal year.

Segment Information

	First Quarter (13 weeks) Ended
(In thousands, except per share amounts)	March 28, 2008	March 30, 2007
Net Sales
Industrial	$114,251	$105,065
Contractor	66,180	69,751
Lubrication	23,689	22,679

Consolidated	$204,120	$197,495

Operating Earnings
Industrial	$37,898	$34,418
Contractor	13,696	17,027
Lubrication	4,317	3,064
Unallocated corporate	(3,557)	(2,422)

Consolidated	$52,354	$52,087

All figures are subject to audit and adjustment at the end of the fiscal year.

The Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Management’s Discussion and Analysis are available in our Quarterly Report on Form 10-Q on our website at www.graco.com.